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                                                                    Exhibit 99.1


                              CUMMINS INC.
                           500 Jackson Street
                      Columbus, Indiana 47202-3005

FOR IMMEDIATE RELEASE                                   CONTACT:  JASON RAWLINGS
                                                                  (812) 377-7719


                    CUMMINS INC. ANNOUNCES INTENTION TO SELL
                       $200 MILLION SENIOR NOTES DUE 2010

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Columbus, Indiana, November 5, 2002 - Cummins Inc. (NYSE: CUM). Cummins Inc.
today announced that it intends to issue $200 million of senior notes due 2010 (the "Notes"). The net proceeds from the offering will be used to repay Cummins' existing 6.25% notes due March 1, 2003, to repay outstanding borrowings under Cummins' revolving credit facility and to repay certain short term borrowings. The balance of the net proceeds will be available for general corporate purposes.

This news release does not constitute an offer to sell or the solicitation of an offer to buy the Notes. Any offers of the Notes will be made only by means of a private offering memorandum. The Notes will not be registered under the Securities Act of 1933 or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from such registration requirements.

A global power leader, Cummins Inc., headquartered in Columbus, Indiana (USA), is a corporation of complementary business segments that design, manufacture, distribute and service engines, electric power generation systems and engine related products, including filtration and emissions solutions, fuel systems, controls and air handling systems. With approximately 24,900 employees worldwide, Cummins serves its customers through more than 500 company-owned and independent distributor locations in 131 countries and territories. Press releases by fax can be requested by calling News On Demand (toll free) at 888-329-2305. The Cummins' home page can be found at www.cummins.com.

Information provided and statements in this release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, beliefs and intentions on strategics regarding the future. It is important to note that the company's actual future results could differ materially from those projected in such forward-looking statements because of a number of factors, including, but not limited to, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Cummins' Securities and Exchange Commission filings.